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                                                                    EXHIBIT 5.1

       [FEDER, KASZOVITZ, ISAACSON, WEBER, SKALA & BASS, LLP LETTERHEAD]

                                 April 16, 1997
JAKKS Pacific, Inc.
24955 Pacific Coast Highway
Suite B202
Malibu, CA 90265

                    Re: Registration Statement on Form SB-2

Gentlemen:

        We have acted as counsel for JAKKS Pacific, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing by the Company of a registration statement (the "Registration Statement") on Form SB-2, File No. 333-22583, under the Securities Act of 1933, relating to the public offering of 1,150,000 shares of Common Stock, par value $.001 per share (the "Registered Shares"), including 150,000 shares which the underwriters have an option to purchase solely for the purpose of covering over-allotments. Of the 1,150,000 Registered Shares, 1,000,000 are to be sold by the Company (the "Company Shares"), and 150,000 may be sold by certain Selling Stockholders pursuant to the over-allotment option as the "Selling Stockholder Shares") to underwriters ("the Underwriters") of which Cruttenden Roth Incorporated is the representatives (the "Representative"). The offering also involves the sale to the Representative of the Underwriters of a warrant to purchase up to 70,000 shares of the Company's Common Stock (the "Representative's Warrant").

        We have examined the Certificate of Incorporation and the By-Laws of the Company, the minutes of the various meetings and consents of the Board of Directors of the Company, drafts of the Underwriting Agreement relating to the offering of the Common Stock, drafts of the Representative's Warrant and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

        As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

        Based on the foregoing, we are of the opinion that:

        1. When the Underwriting Agreement between the Underwriters and the Company is completed (including the insertion therein of pricing terms) and executed by the Company and the Underwriters, and the Company Shares are sold to the underwriters and paid for pursuant to the terms of such Underwriting Agreement, the Company Shares will be duly authorized, legally issued, fully paid and non-assessable by the Company.

        2. The Selling Stockholder Shares are duly authorized, legally issued, fully paid and non-assessable by the Company.

        We hereby consent to be named in the Registration Statement and the Prospectus as attorneys who have passed upon legal matters in connection with the offering of the securities offered thereby under the caption "Legal Matters."

        We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.


                       /s/ Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP
                       --------------------------------------------------------
                       Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP